April  24,  2003



VIA  FEDERAL  EXPRESS
---------------------

Board  of  Directors
Exeter  Insurance  Fund,  Inc.
1100  Chase  Square
Rochester,  NY  14604

     Re:     Opinion  of  Counsel  -  Exeter  Insurance  Fund,  Inc.
             -------------------------------------------------------

Gentlemen:

     You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 8 to a Registration Statement on Form N-1A with respect to Exeter Insurance Fund, Inc.

     We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

     We  are  of  the  following  opinions:

1. Exeter Insurance Fund, Inc. ("Fund") is an open-end management investment company.

2. The Fund is a corporation created and validly existing pursuant to the Maryland Laws.

3. All of the prescribed Fund procedures for the issuance of the shares have been followed, and, when such shares are issued in accordance with the Prospectus contained in the Registration Statement for such shares, all state requirements relating to such Fund shares will have been complied with.

Exeter  Insurance  Fund,  Inc.
April  24,  2003
Page

4. Upon the acceptance of purchase payments made by shareholders in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such shareholders will have legally-issued, fully paid, non-assessable shares of the Fund.

     You may use this opinion letter, or a copy thereof, as an exhibit to the Registration.

     Sincerely,

     BLAZZARD,  GRODD  &  HASENAUER,  P.C.



        By:     /s/ Raymond A. O'Hara III
                Raymond  A.  O'Hara  III